UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

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QUINTANA ENERGY SERVICES INC.

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SUPPLEMENT NO. 1, DATED JULY 17, 2020

(to the Joint Proxy Statement/Prospectus dated June 29, 2020)

These definitive additional materials are being filed to update and supplement the definitive joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) filed by Quintana Energy Services Inc., a Delaware corporation (“QES”), with the Securities and Exchange Commission as a definitive proxy statement on Schedule 14A on June 29, 2020, and initially mailed to stockholders by QES on or about June 29, 2020.

This supplement to the Joint Proxy Statement/Prospectus (this “Supplement”) is being filed by QES with the SEC to supplement certain information contained in the Joint Proxy Statement/Prospectus. Except as otherwise set forth below, the information set forth in the Joint Proxy Statement/Prospectus remains unchanged. Capitalized terms used but not defined herein have the meanings ascribed to them in the Joint Proxy Statement/Prospectus.

This Supplement should be read in conjunction with the Joint Proxy Statement/Prospectus. The information in this Supplement modifies and supersedes, in part, the information in the Joint Proxy Statement/Prospectus. If there is any inconsistency between any information in the Joint Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

This Supplement is not complete without, and may not be utilized except in connection with, the Joint Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Joint Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 28 of the Joint Proxy Statement/Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the issuance of KLXE Common Stock to be issued in the merger or determined if the Joint Proxy Statement/Prospectus or this Supplement is accurate or complete. Any representation to the contrary is a criminal offense.

SUPPLEMENTAL DISCLOSURES TO THE JOINT PROXY STATEMENT/PROSPECTUS

The disclosure in the Joint Proxy Statement Prospectus in the section titled “Summary—Legal Proceedings Regarding the Merger” beginning on page 17, and in the section titled “The Merger—Legal Proceedings Regarding the Merger” beginning on page 134 is hereby amended and supplemented by adding the following at the end of such subsections:

KLXE and QES are hereby disclosing certain additional information in this joint proxy statement/prospectus under the sections “The Merger —Certain Unaudited Prospective Financial and Operating Information,” “The Merger—Opinion of KLXE’s Financial Adviser” and “The Merger—Opinion of QES’s Financial Adviser” (the “Supplemental Disclosures”) in response to the complaints previously filed against KLXE and QES and solely for the purpose of mooting the allegations contained therein. KLXE and QES deny the allegations of the complaints, and deny any violations of law. KLXE and QES believe that the joint proxy statement/prospectus disclosed all material information required to be disclosed therein, and deny that the Supplemental Disclosures are material or are otherwise required to be disclosed. Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the Supplemental Disclosures.

On July 17, 2020, another individual action was filed by a purported KLXE stockholder in the United States District Court for the Southern District of New York, captioned Claudette Spencer v. KLX Energy Services Holdings, Inc., et. al. (the “Spencer Complaint”). The Spencer Complaint names as defendants KLXE and the KLXE Board. The Spencer Complaint also alleges violations of Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, as well as, in the case of the individual defendants, the control person provisions of the Exchange Act, based on substantially similar allegations as in the previously filed KLXE Complaints, and seeks similar relief.

The disclosure in the Joint Proxy Statement Prospectus in the section titled “The Merger—Opinion of KLXE’s Financial Adviser—Financial Analyses of KLXE” beginning on page 115, is hereby amended and supplemented by amending and restating such subsection as follows:

Financial Analyses of KLXE

Illustrative Discounted Cash Flow Analysis

Using the KLXE Base Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on KLXE. Using a mid-year discounting convention and discount rates ranging from 12.0% to 15.0%, reflecting estimates of KLXE’s weighted average cost of capital, Goldman Sachs discounted to present value as of January 31, 2020 (i) estimates of unlevered free cash flow for KLXE for the years 2020 to 2023 as reflected in the KLXE Base Forecasts and (ii) a range of illustrative terminal values for KLXE, which were calculated by applying perpetuity growth rates ranging from 2.0% to 4.0% to a terminal year estimate of the free cash flow to be generated by KLXE of $36 million, as reflected in the KLXE Base Forecasts (which analysis implied exit terminal year EBITDA multiples ranging from 3.1x to 5.0x). Based on information Goldman Sachs obtained from Bloomberg and company filings, Goldman Sachs calculated LTM EV / EBITDA multiples for key peers (excluding KLXE and QES) in the oilfield services sector for the year 2019. This analysis indicated a median LTM EV/EBITDA multiple of 3.7x and a high LTM EV/EBITDA multiple of 4.8x. Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs using its professional judgment and expertise and taking into account the KLXE Base Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for KLXE by adding the ranges of present values it derived above and adding the estimated net present value of KLXE’s future tax benefits, as provided in the Tax Benefits Estimates. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for KLXE ~~the net debt of KLXE~~, the net debt of $127 million of KLXE, as of January 31, 2020, as provided by the management of KLXE and approved for Goldman Sachs' use by the management of KLXE to derive a range of illustrative equity values for KLXE. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding KLXE Common Stock of 25.287 million, as provided by the management of KLXE, to derive a range of illustrative values per ~~KLXE~~ share of KLXE Common Stock of $5.06 to $10.92.

The disclosure in the Joint Proxy Statement Prospectus in the section titled “The Merger—Opinion of KLXE’s Financial Adviser—Financial Analyses of Pro Forma KLXE” beginning on page 116, is hereby amended and supplemented by amending and restating such subsection as follows:

Financial Analyses of Pro Forma KLXE

Illustrative Discounted Cash Flow Analysis

Using the KLXE Pro Forma 2020 Recovery Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on KLXE on a pro forma basis giving effect to the merger. Using a mid-year discounting convention and discount rates ranging from 12.0% to 15.0%, reflecting estimates of the combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of January 31, 2020 (i) estimates of unlevered free cash flow for the combined company for the years 2020 to 2023 as reflected in the KLXE Pro Forma 2020 Recovery Forecasts and taking into account the Synergies and (ii) a range of illustrative terminal values for the combined company, which were calculated by applying perpetuity growth rates ranging from 2.0% to 4.0% to a terminal year estimate of the free cash flow to be generated by the combined company of $76 million, as reflected in the KLXE Pro Forma 2020 Recovery Forecasts and taking into account the Synergies (which analysis implied exit terminal year EBITDA multiples ranging from 3.6x to 5.8x). Based on information Goldman Sachs obtained from Bloomberg and company filings, Goldman Sachs calculated LTM EV / EBITDA multiples for key peers (excluding KLXE and QES) in the oilfield services sector for the year 2019. This analysis indicated a median LTM EV/EBITDA multiple of 3.7x and a high LTM EV/EBITDA multiple of 4.8x. Goldman Sachs derived such range of discount rates by application of the CAPM, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs using its professional judgment and expertise and taking into account the KLXE Pro Forma 2020 Recovery Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for the combined company by adding the ranges of present values it derived above and adding the estimated net present value of KLXE’s future tax benefits, as provided in the Tax Benefits Estimates. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the combined company, ~~the net debt of the combined company~~, the net debt of $145 million of the combined company, as of January 31, 2020, as provided by the management of KLXE and approved for Goldman Sachs’ use by the management, to derive a range of illustrative equity values for pro forma KLXE. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted shares of pro forma KLXE Common Stock expected to be outstanding following the consummation of the merger, of 42.860 million, which was estimated by multiplying the Exchange Ratio by the number of fully diluted outstanding shares of QES Common Stock as of the last trading date, calculated on a treasury stock method basis, and adding the result to the number of fully diluted outstanding KLXE shares as of the last trading date, each as provided by the management of KLXE, to derive a range of illustrative values per ~~KLXE~~ share of KLXE Common Stock of $7.85 to $15.07.

The disclosures in the Joint Proxy Statement Prospectus in the section titled “Certain Unaudited Prospective Financial and Operating Information—Summary of Certain QES Unaudited Prospective Financial and Operating Information” beginning on page 111, are hereby amended and supplemented by adding the following at the end of the section:

QES Unlevered Free Cash Flow

The following table presents estimates of unlevered free cash flow of QES based on each of the indicated QES Forecasts set forth below, in each case prepared by QES management for fiscal years 2020 through 2023 for the QES Board, and approved by QES management for TPH’s use in connection with its analysis.

(in millions)
	2020	2021	2022	2023
QES 2020 Recovery Case	$3	$(3)	$4	$22
QES 2021 Recovery Case	$(3)	$(14)	$12	$21
QES Downside Sensitivity Case	$(8)	$(23)	$(7)	$11

The disclosure in the Joint Proxy Statement Prospectus in the section titled “The Merger—Opinion of QES’s Financial Adviser—Summary of Analyses of QES’s Financial Advisor—Discounted Cash Flow Analysis” beginning on page 121, is hereby amended and supplemented by amending and restating such subsection as follows:

Discounted Cash Flow Analysis

TPH performed a discounted cash flow analysis of each of QES and KLXE and such companies on a pro forma combined basis, in each case as of October 31, 2020. Discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of estimated future cash flows of the company as reflected in the forecasts described above in “— Certain Unaudited Prospective Financial and Operating Information — Certain QES Unaudited Prospective Financial and Operating Information” and “Certain Unaudited Prospective Financial and Operating Information — Certain KLXE Unaudited Prospective Financial and Operating Information,” which we refer to collectively as the “Forecasts” for purposes of this Summary of the Analyses of QES’s Financial Advisor. TPH calculated the discounted cash flow value as the sum of the net present value of each of: the estimated future unlevered free cash flows that QES and KLXE are expected to generate during the fourth quarter of 2020 and each of the fiscal years ended 2021 through 2022, as reflected in the Forecasts; and calculated a terminal value by applying a multiple of EV to fiscal year 2023 adjusted EBITDA ranging from 3.0x to 5.0x. TPH’s analysis used fully diluted share counts of 36,277,377 and 25,287,186 for QES and KLXE, respectively. Such fully diluted share counts were provided to TPH by each respective company.

QES. For its discounted cash flow calculations of QES, TPH applied discount rates ranging from 15% to 25% to the estimated future unlevered cash flows of QES. The discount rates applicable to QES were based, among other things, on TPH’s judgment of the estimated range of weighted average cost of capital based on an analysis of the selected comparable companies and selected transactions discussed below in “— Selected Publicly Traded Company Analysis” and “— Selected Transaction Analysis.” The terminal value of QES was calculated applying various terminal value adjusted EBITDA multiples ranging from 3.0x to 5.0x. The terminal value adjusted EBITDA multiples were selected by TPH by reference to the EV to EBITDA trading multiples calculated for selected comparable companies and selected transactions discussed below in “— Selected Publicly Traded Company Analysis” and “— Selected Transaction Analysis.” TPH applied such ranges of terminal value adjusted EBITDA multiples to QES’s estimated 2023 adjusted EBITDA, as set forth in the QES Forecasts, to determine a terminal value for QES. The ranges of estimated future unlevered cash flows and terminal values were then discounted to present values as of October 31, 2020 using the range of discount rates referred to above. From this analysis, TPH estimated an implied price per share range for shares of QES Common Stock of (i) $1.63 to $3.77 based on the QES 2020 Recovery Case, (ii) $0.96 to $2.72 based on the QES 2021 Recovery Case and (iii) $0.00 to $0.32 based on the QES Downside Sensitivity Case.

KLXE. For its discounted cash flow calculations of KLXE, TPH applied discount rates ranging from 15% to 25% to the estimated future unlevered cash flows of KLXE. The discount rates applicable to KLXE were based, among other things, on TPH’s judgment of the estimated range of weighted average cost of capital based on an analysis of the selected comparable companies and selected transactions discussed below in “— Selected Publicly Traded Company Analysis” and “— Selected Transaction Analysis.” The terminal value of KLXE was calculated applying various terminal value adjusted EBITDA multiples ranging from 3.0x to 5.0x. The terminal value adjusted EBITDA multiples were selected by TPH by reference to the EV to EBITDA trading multiples calculated for selected comparable companies and selected transactions discussed below in “— Selected Publicly Traded Company Analysis” and “— Selected Transaction Analysis.” TPH applied such ranges of terminal value adjusted EBITDA multiples to KLXE’s estimated 2023 adjusted EBITDA, as set forth in the KLXE Downside Sensitivity Case and KLXE Forecasts, to determine a terminal value for KLXE. The ranges of estimated future unlevered cash flows and terminal values were then discounted to present values as of October 31, 2020 using the range of discount rates referred to above. From this analysis, TPH estimated an implied price per share range for shares of KLXE Common Stock of (i) $5.46 to $12.97 based on the KLXE Base Forecasts, (ii) $2.08 to $7.57 based on the KLXE 2021 Recovery Case and (iii) $0.00 based on the KLXE Downside Sensitivity Case.

The disclosure in the Joint Proxy Statement Prospectus in the section titled “The Merger—Opinion of QES’s Financial Adviser—Other Analyses—Liquidity Analysis” beginning on page 125, is hereby amended and supplemented by amending and restating such subsection as follows:

Liquidity Analysis

Based on its review of the Forecasts, TPH performed a pro forma analysis of the liquidity position of each of QES and the combined company beginning with the quarter ending January 31, 2021 through the fiscal year ending January 1, 2024 (which forecast for the combined company prepared by QES incorporates approximately $40.0 million of run-rate synergies with 50% benefit realized in the fourth quarter 2020 and 100% benefit realized thereafter, in addition to forecasted costs to achieve synergies of $34.0 million realized in the fourth quarter of 2020) based on each of the QES 2020 Recovery Case, the QES 2021 Recovery Case and the QES Downside Sensitivity Case. TPH noted that based on the foregoing forecasts prepared by QES, the lowest minimum forecasted liquidity balance for QES ranged from approximately $16 million to $(31) million and for the combined company ranged from approximately $150 million to $50 million.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Supplement to the Joint Proxy Statement/Prospectus, as well as oral statements made or to be made by KLXE and Quintana Energy Services Inc. (“QES”), include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are referred to as the safe harbor provisions, with respect to the businesses, strategies and plans of KLXE and QES, their expectations relating to the merger and their future financial condition and performance. Statements included in this Supplement to the Joint Proxy Statement/Prospectus that are not historical facts are forward-looking statements, including statements about the beliefs and expectations of the management of each of KLXE and QES. Words such as “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements that are intended to be covered by the safe harbor provisions. KLXE and QES caution investors that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are outside KLXE’s and QES’s control, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this Supplement to the Joint Proxy Statement/Prospectus. Investors are cautioned not to place undue reliance on these forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

•	the occurrence of any change, event, series of events or circumstances that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require KLXE or QES to pay to the other party a termination fee;

•	the stock price for KLXE Common Stock and QES Common Stock could change before the completion of the merger, including as a result of uncertainty as to the long-term value of KLXE Common Stock following the consummation of the merger or as a result of broader stock market movements;

•	the inability to complete the merger due to the failure, or unexpected delays, of KLXE stockholders to approve the issuance of shares pursuant to the Merger Agreement, or of QES stockholders to adopt the Merger Agreement, or the failure to satisfy other conditions to the completion of the merger;

•	delays in closing, or the failure to close, the merger for any reason could negatively impact KLXE or QES;

•	risks that the merger and the other transactions contemplated by the Merger Agreement disrupt current plans and operations that may harm KLXE’s or QES’s respective businesses;

•	uncertainties as to the timing of the consummation of the merger;

•	difficulties or delays in integrating the businesses of KLXE and QES following completion of the merger or fully realizing the anticipated synergies and other benefits expected from the merger;

•	the ability to obtain or renew customer contracts and changes in customer requirements in the markets KLXE and QES serve;

•	certain restrictions during the pendency of the merger that may impact the ability of KLXE or QES to pursue certain business opportunities or strategic transactions;

•	the outcome of any legal proceedings that have been or may be instituted against KLXE, QES and/or others relating to the merger;

•	risks related to the diversion of the attention and time of the KLXE or QES management teams from ongoing business concerns;

•	competitive responses to the proposed merger;

•	the risk that the merger and any announcement relating to the merger could have an adverse effect on the ability of KLXE or QES to retain and hire key personnel or maintain relationships with customers, suppliers, vendors, or other third parties, standing with regulators, the U.S. government or other governments, or on KLXE’s or QES’s respective operating results and businesses generally;

•	the amount of any costs, fees, expenses, impairments or charges related to the merger;

•	the potential dilution of QES stockholders’ and KLXE stockholders’ ownership percentage of KLXE as a result of the merger;

•	events and developments beyond QES’s and KLXE’s control, such as changes in oil prices and acts of terrorism;

•	legislative, regulatory and economic developments;

•	the effects of the coronavirus (COVID-19) pandemic on KLXE’s and QES’s business and on the global and U.S. economies generally;

•	the effects of other global or national health pandemics, epidemics or concerns; and

•	the potential dilution of KLXE’s earnings per share as a result of the merger.

For further discussion of these and other risks, contingencies and uncertainties applicable to KLXE and QES, please see “Risk Factors” in the Joint Proxy Statement/Prospectus.

All subsequent written or oral forward-looking statements attributable to KLXE or QES or any person acting on behalf of either company are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither KLXE nor QES is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except as may be required by law.

WHERE YOU CAN FIND MORE INFORMATION

KLXE and QES file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both KLXE and QES, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents KLXE files with the SEC, including this Supplement, the Joint Proxy Statement/Prospectus and the registration statement on Form S-4, by going to KLXE’s website at www.KLXenergy.com, and you may obtain free copies of the documents QES files with the SEC by going to QES’s website at www.QESenergyservices.com. The website addresses of KLXE and QES are provided as inactive textual references only. The information provided on the websites of KLXE and QES is not part of this Supplement or the Joint Proxy Statement/Prospectus and, therefore, is not incorporated herein by reference.

Statements contained in this Supplement or the Joint Proxy Statement/Prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC.

You may request copies of documents concerning KLXE or QES for free by written or telephonic request to:

KLX Energy Services Holdings, Inc. 1300 Corporate Center Way Wellington, Florida 33414 (561) 383-5100	Quintana Energy Services Inc. 1415 Louisiana, Suite 2900 Houston, TX 77002 (832) 518-4094